EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Appoints Tom Minichiello as Chief Financial Officer

ALHAMBRA, CA, August 12, 2019 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of advanced Mixed-Signal Optics products that provide the foundation for today’s leading-edge defense systems and high-speed communication network infrastructures, today announced that it has appointed Tom Minichiello as Chief Financial Officer, effective August 26, 2019. Mark Gordon will continue in his current position as the Company's Interim Principal Financial and Accounting Officer until Mr. Minichiello joins the Company, at which time Mr. Gordon will serve as the Company's Director of Accounting.

“Tom is a seasoned CFO with significant experience that aligns with our future vision and we are delighted to welcome him to our team,” said Jeffrey Rittichier, President and CEO of EMCORE Corporation. “Tom’s extensive background in the finance functions of publicly-traded technology companies and his wealth of strategic and operational expertise makes him a natural choice for his new role. Tom will provide the leadership and support we need to drive improved financial results.”

“I am excited to join EMCORE,” said Minichiello. “It’s an honor to be part of such a well-respected organization, and I look forward to working with the team to execute on the strategic initiatives ahead.”

Mr. Minichiello most recently served as Senior Vice President, CFO, Treasurer, and Secretary for Westell Technologies, a publicly-traded provider of network infrastructure and remote monitoring solutions. Before that, Minichiello enjoyed a twelve year career for optical networking equipment provider Tellabs, transforming the global finance function and guiding the business through critical periods of strategic change and growth. Previously, he held financial leadership positions for Andrew Corporation, Phelps Dodge, and United Technologies. Minichiello holds a Master of Business Administration from DePaul University, a Master of Science in Accounting from the University of Hartford, and a Bachelor of Arts in Economics from Villanova University. He is a Certified Public Accountant.

About EMCORE
EMCORE Corporation is a leading provider of advanced Mixed-Signal Optics products that provide the foundation for today’s leading-edge defense systems and high-speed communication network infrastructures. Our optical chips, components, subsystems and systems enable broadband and wireless providers to continually enhance their network capacity, speed and coverage to advance the free flow of information that empowers the lives of millions of people daily. The Mixed-Signal Optics technology at the heart of our broadband transmission products is shared with our fiber optic gyros and military communications links to provide the aerospace and defense markets state-of-the-art systems that keep us safe in an increasingly unpredictable world. EMCORE’s performance-leading optical components and systems serve a broad array of applications including cable television, fiber-to-the-premise networks, telecommunications, data centers, wireless infrastructure, satellite RF fiber links, navigation systems and military communications. EMCORE has fully vertically integrated manufacturing capability through its world-class Indium Phosphide (InP) wafer fabrication facility at our headquarters in Alhambra, California and is ISO 9001 certified in Alhambra and at our facility in Beijing, China. For further information about EMCORE, visit http://www.emcore.com.

Investor Contacts
Sapphire Investor Relations, LLC
Erica Mannion or Michael Funari
+1-617-542-6180
investor_emkr@emcore.com